Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

Sinclair Reports Second Quarter 2007 Results

Announces Sale of WGGB-TV in Springfield/Holyoke, Massachusetts

BALTIMORE (August 1, 2007) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and six months ended June 30, 2007.

Commenting on the quarter, David Smith, President and CEO of Sinclair, stated, “We have now successfully closed on multi-year retransmission consent agreements with all of the major multi-channel video programming distributors in our markets, covering approximately 90% of the subscribers in our markets.  We now estimate that our 2007 revenues from our retransmission consent agreements will be approximately $60.5 million, as compared to $25.4 million last year, a 138% increase.  For 2008, we expect this number to grow to approximately $66.0 million based on what we have under contract today.  This estimate does not include the remaining 10% of the subscribers in our markets for which we do not yet have longer-term contracts in place and excludes revenues from our retransmission consent agreements for WGGB-TV, the sale of which we expect to close in the fourth quarter 2007.”

Financial Results:

    Net broadcast revenues from continuing operations were $161.4 million for the three months ended June 30, 2007, a decrease of 1.4% versus the prior year period result of $163.8 million.  Operating income was $41.9 million in the three-month period as compared to $47.2 million in the prior year period, a decrease of 11.3%.  The Company had net income available to common shareholders of $2.2 million in the three-month period, which included a $15.0 million extinguishment of debt charge associated with the partial call of the Company’s 8% Notes, versus net income available to common shareholders of $10.3 million in the prior year period.  The Company reported diluted earnings per common share of $0.03 for the three-month period versus diluted earnings per common share of $0.12 in the prior year period.

Net broadcast revenues from continuing operations were $311.6 million for the six months ended June 30, 2007, flat versus the prior year period result of $311.7 million.  Operating income was $79.2 million in the six-month period, a decrease of 4.1% versus the prior year period result of $82.5 million.  Net loss available to common shareholders was $0.2 million in the six-month period, which included a $30.6 million extinguishment of debt charge associated with the partial call of the Company’s 8% Notes and full redemption of the Company’s 8.75% Notes.  The Company had net income available to common shareholders of $20.3 million in the six-month period ended June 30, 2006.  Diluted earnings per common share were $0.00 in the six-month period versus diluted earnings per common share of $0.24 in the prior year period.

Operating Statistics and Income Statement Highlights:

–                 Political revenues were $1.1 million in the quarter versus $1.7 million in the second quarter last year.

–                 Local advertising revenues were down 0.8% in the quarter versus the second quarter 2006, while national advertising revenues decreased 9.2%, primarily due to weakness on the MyNetworkTV stations.  Advertising spending by the automotive, services, retail and fast food categories were down while medical and telecommunications advertising spending was up.  Local revenues, excluding political revenues, represented 66.5% of advertising revenues.

–                 Time sales on our FOX stations were up 2.9% in the quarter, while stations affiliated with ABC, CW and MyNetworkTV were down 0.4%, 3.4% and 21.2%, respectively.  Time sales on our CBS stations were up 3.2% and our NBC station was down 10.2%.

–                 With all but six markets reported, market share survey results reflect that our stations’ share of the television advertising market in the second quarter of 2007 declined slightly from 18.2% to 18.1%, versus the same period last year.

–                 In June 2007, the Company entered into a retransmission consent agreement with COX Communications, Inc. for the carriage of the analog and digital signals of 9 stations in 6 markets, representing 1.3 million subscribers.

–                 In May 2007, the Company acquired Triangle Sign & Service, a Baltimore-based company whose primary business is to design and fabricate commercial signs for retailers, sports complexes, and other commercial businesses, for $16.0 million.

–                 In July 2007, the Company entered into an agreement to sell the assets of WGGB-TV, our ABC affiliate in Springfield, Massachusetts, to Gormally Broadcasting LLC for $21.2 million in cash.  The sale is expected to close in the fourth quarter of 2007.

Balance Sheet and Cash Flow Highlights:

–                 Debt on the balance sheet, net of $9.2 million in cash, was $1,348.8 million at June 30, 2007 versus net debt of $1,331.8 million at March 31, 2007.

–                 As of June 30, 2007, 51.6 million Class A common shares and 35.7 million Class B common shares were outstanding, for a total of 87.3 million common shares outstanding.

–                 Capital expenditures in the quarter were $3.4 million.

–                 Common stock dividends paid in cash in the quarter were $12.9 million.

–                 Program contract payments for continuing operations were $20.3 million in the quarter.

Forward-Looking Statements:

    The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, the impact of changes in national and regional economies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange

Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

    In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its third quarter 2007 and full year 2007 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

    All assumptions and historical periods have been adjusted to exclude WGGB-TV, which will be accounted for under discontinued operations accounting commencing in the third quarter of 2007.

    “We are currently forecasting our third quarter broadcast revenues to decline by $2.9 million to $4.7 million primarily due to tougher prime-time comps faced by the stations affiliated with MyNetworkTV, a continued soft Columbus, Ohio market, which is our largest market, and almost $2.0 million less in network compensation,” commented David Amy, EVP and CFO.  “While most broadcasters will be faced with having to replace last year’s incremental political revenues, our ability to secure retransmission consent fee revenues is expected to more than offset the absence of political dollars in the third quarter.”

–                 The Company expects third quarter 2007 station net broadcast revenues from continuing operations, before barter, to be down approximately $2.9 million to $4.7 million, or down 1.9% to 3.1% from third quarter 2006 station net broadcast revenues, before barter, of $150.3 million.  This assumes $6.7 million less in political revenues and $1.9 million less in network compensation, offset by higher retransmission consent fee revenues versus third quarter 2006.

–                 The Company expects barter revenue and barter expense each to be approximately $14.0 million in the third quarter.

–                 The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, but including stock-based compensation expense, in the quarter to be approximately $69.0 million, a 0.5% decrease from third quarter 2006 television expenses of $69.4 million.  On a full year basis, television expenses are expected to be approximately $284.3 million, or up a nominal 0.7%, as compared to 2006 television expenses of $282.2 million.  The 2007 television expense forecast includes $0.4 million of stock-based compensation expense for the quarter and $1.5 million for the year, as compared to the 2006 actuals of $0.4 and $1.4 million for the quarter and year, respectively.

–                 The Company expects program contract amortization expense to be approximately $22.8 million in the quarter and $90.8 million for the year, as compared to the 2006 actuals of $24.1 million and $90.6 million for the quarter and year, respectively.

–                 The Company expects program contract payments to be approximately $18.4 million in the quarter and $78.9 million for the year, as compared to the 2006 actuals of $19.1 million and $87.8 million for the quarter and year, respectively.

–                 The Company expects corporate overhead, including stock-based compensation expense, to be approximately $6.4 million in the quarter and $25.9 million for the year.  The 2007 corporate overhead forecast includes $0.1 million of stock-based compensation expense for the quarter and $2.1 million for the year.

–                 The Company expects depreciation on property and equipment to be approximately $10.8 million in the quarter and $43.6 million for the year, assuming the capital expenditure assumptions below, and as compared to the 2006 actuals of $10.7 million and $45.3 million for the quarter and year, respectively.

–                 The Company expects amortization of acquired intangibles to be approximately $4.2 million in the quarter and $16.9 million for the year, as compared to the 2006 actuals of $4.3 million and $33.1 million for the quarter and year, respectively.

–                 The Company expects net interest expense to be approximately $21.9 million in the quarter and $93.7 million for the year, assuming no changes in the current interest rate yield curve, and changes in debt levels based on the assumptions discussed in this “Outlook” section.

–                 The Company expects the third quarter effective tax rate for continuing operations to be approximately 44%, including a current tax benefit from continuing operations of approximately $4.3 million in the quarter based on the assumptions discussed in this “Outlook” section.  For the year, the effective tax rate on continuing operations is expected to be approximately 40%, including a current tax benefit of $13.5 million.

–                 The Company expects dividends paid on the Class A and Class B common shares to be approximately $13.1 million in the third quarter and $49.7 million for the year, assuming current shares outstanding and a $0.60 per share annual dividend rate.

–                 The Company expects to spend approximately $9.0 million in capital expenditures in the quarter and approximately $25.0 to $30.0 million for the year.

Sinclair Conference Call:

    The senior management of Sinclair will hold a conference call to discuss its second quarter results on Wednesday, August 1, 2007, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

    Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, will own and operate, program or provide sales services to 57 television stations in 35 markets after the sale of WGGB-TV. Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns a majority equity interest in G1440 Holdings, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

    “Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.  WGGB-TV will be accounted for under discontinued operations accounting commencing with the third quarter of 2007.

    Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Station broadcast revenues, net of agency commissions	$161,427	$163,771	$311,596	$311,696
Revenues realized from station barter arrangements	15,772	13,629	29,571	25,434
Other operating divisions’ revenues	3,466	7,692	6,353	11,429
Total revenues	180,665	185,092	347,520	348,559

OPERATING EXPENSES:
Station production expenses	39,279	37,085	75,905	75,194
Station selling, general and administrative expenses	34,637	34,633	68,915	68,780
Expenses recognized from station barter arrangements	14,279	12,503	26,744	23,328
Amortization of program contract costs and net realizable value adjustments	23,108	22,683	44,492	41,306
Other operating divisions’ expenses	4,079	7,773	7,625	11,762
Depreciation of property and equipment	11,632	12,686	22,529	24,973
Corporate general and administrative expenses	7,427	6,113	13,391	11,919
Amortization of definite-lived intangible assets and other assets	4,365	4,435	8,732	8,760
Total operating expenses	138,806	137,911	268,333	266,022
Operating income	41,859	47,181	79,187	82,537
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(25,887)	(28,625)	(52,269)	(58,335)
Interest income	1,701	304	2,089	350
Gain (loss) from sale of assets	4	18	(8)	(269)
Loss from extinguishment of debt	(14,967)	(256)	(30,648)	(879)
(Loss) gain from derivative instruments	(1,654)	26	(597)	2,907
(Loss) income from equity and cost investees	(880)	36	(892)	6,135
Other income, net	455	607	676	482
Total other expense	(41,228)	(27,890)	(81,649)	(49,609)
Income (loss) from continuing operations before income taxes	631	19,291	(2,462)	32,928

INCOME TAX BENEFIT (PROVISION)	1,195	(8,498)	2,038	(15,059)
Income (loss) from continuing operations	1,826	10,793	(424)	17,869
DISCONTINUED OPERATIONS:
Income (loss)from discontinued operations, net of related income tax benefit (provision) of $371, ($510), $232 and $604 respectively	371	(510)	232	658
Gain from discontinued operations, net of related income tax provision of $0, $0, $0 and $885 respectively	—	—	—	1,774
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$2,197	$10,283	$(192)	$20,301

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Earnings per common share from continuing operations	$0.02	$0.13	$—	$0.21
(Loss) earnings per common share from discontinued operations	$—	$(0.01)	$—	$0.03
Earnings per common share	$0.03	$0.12	$—	$0.24
Weighted average common shares outstanding	87,122	85,692	86,634	85,593
Weighted average common and common equivalent shares outstanding	87,282	85,734	86,634	85,634
Dividends declared per common share	$0.15	$0.10	$0.30	$0.20

Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	June 30, 2007	March 31, 2007
Cash & cash equivalents	$9,181	$15,450
Total current assets	221,467	216,121
Total long term assets	1,961,315	1,970,685
Total assets	2,182,782	2,186,806

Current portion of debt	47,245	42,608
Total current liabilities	197,384	191,174
Long term portion of debt	1,310,734	1,304,663
Total long term liabilities	1,727,697	1,730,342
Total liabilities	1,925,081	1,921,516

Minority interest in consolidated subsidiaries	705	724

Total stockholders’ equity	256,996	264,566
Total liabilities & stockholders’ equity	$2,182,782	$2,186,806

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended June 30,	Six Months Ended June 30,
	2007	2007
Net cash flow from operating activities	$17,010	$40,252
Net cash flow used in investing activities	(19,136)	(25,227)
Net cash flow used in financing activities	(4,143)	(73,252)

Net decrease in cash & cash equivalents	(6,269)	(58,227)
Cash & cash equivalents, beginning of period	15,450	67,408
Cash & cash equivalents, end of period	$9,181	$9,181